EXHIBIT 10.2

LEASE EXTENSION AGREEMENT

THIS LEASE EXTENSION AGREEMENT is made as of September 10, 2019, by and between WHITETOWN REALTY, LLC, a New Jersey limited liability company having offices at 30 Hillview Road, Lincoln Park, New Jersey 07035 (“Landlord” or “Whitetown Realty”) and EDIBLE GARDEN CORP., a New Jersey corporation having offices at 283 Route 519, Belvidere, New Jersey 07823 (“Tenant” or “Edible Garden”).

WITNESSETH:

WHEREAS, Landlord is the owner of fee simple title to certain real property identified as Block 30, Lot 8 as shown on the Tax Map of White Township, Warren County, New Jersey (“the Real Property”), as more particularly described on Exhibit A of the Lease By and Between Whitetown Realty, LLC, Landlord, and Edible Garden Corp., Tenant, Dated January 1, 2015 (“the Existing Lease”); and

WHEREAS, pursuant to that Existing Lease, Tenant leased from Landlord an approximate 5-acre portion of the Real Property identified as Lease Area “A” on Exhibit A thereto (“the Existing Lease space”), together with the non-exclusive right, together with other occupants of the Real Property, to use the Common Areas (as defined by the Existing Lease); and

WHEREAS, Landlord and Tenant desire to enter into this Lease Extension Agreement whereby Tenant will lease from Landlord an approximate 3-acre portion of the Real Property identified in Exhibit A hereto (“the Additional Lease space”), together with the non-exclusive right, together with other occupants of the Real Property, to use the Common Areas (as defined by the Existing Lease), subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Landlord and Tenant hereby covenant and agree as follows:

1. CONTROLLING LEASE TERMS. To the extent not covered by, and not inconsistent with, the terms of this Lease Extension Agreement, the terms of the Existing Lease shall apply to this Lease Extension Agreement and the Additional Lease space. In the event of any conflict or inconsistency between the terms of the Existing Lease and the terms of the Lease Extension Agreement, the terms of the Lease Extension Agreement shall prevail. Likewise, in the event of any conflict or inconsistency between the terms of the September, 2019 Negotiated Settlement Agreement that Landlord and Tenant are parties to and the terms of the Lease Extension Agreement, the terms of the Lease Extension Agreement shall prevail.

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2. LEASE EXTENSION TERMS. Whitetown Realty hereby leases to Edible Garden three (3) additional acres of property contiguous to its Existing Lease space, inclusive of, but not limited to, land for the pack house, offices, lunch room, loading docks, parking lot, new well and septic field, and the retention pond with a 25-foot area around the perimeter of the south wall of the greenhouse (“the pack house project”), with the lease term for that Additional Lease space to mirror the Existing Lease (which expires on December 31, 2029), subject to the following:

(a) PERMITTED USES. Edible Garden shall use and occupy the Additional Lease space and the Existing Lease space for and in connection with its agricultural business, including, but not limited to, the growing, processing and selling of plants, herbs, fruits, vegetables, flowers, and industrial hemp (defined as hemp having a THC concentration less than 0.3%). Subject to the terms of numerical paragraph 2(d) herein, Edible Garden may, at a future date, have the right to grow, process and sell cannabis at the Additional Lease space and the Existing Lease space.

(b) FIXED RENT; RENT COMMENCEMENT DATE SUBJECT TO APPROVALS; ADDITIONAL SECURITY DEPOSIT. Edible Garden shall pay Whitetown Realty Fixed Rent in the amount of $6,000 per month due and owing on the lst of each month for non-cannabis usage, including industrial hemp, of the three (3) additional acres of Additional Lease space, said payments to commence after the required governmental approvals are received for the resumption/completion of the pack house project. An additional security deposit in the amount of $12,000 shall be required to be paid after satisfactory approvals are obtained. That security deposit shall be subject to the same terms and conditions as set forth in Sections 6.1 and 6.2 of the Existing Lease. The parties recognize that the Warren County Planning Board’s previous approval for the pack house project has expired, and the project has currently been deemed disapproved by the Warren County Planning Board effective June 24, 2019. Accordingly, the parties agree to cooperate with each other in the governmental approval process, and Michael Vande Vrede will share with Edible Garden’s counsel his knowledge and documentation concerning the approvals previously obtained for the pack house project and the approvals necessary to resume/complete that project. Following receipt of the approvals necessary to resume work, Edible Garden shall timely complete the pack house project, at its sole expense, in accordance with all site plan and Township/County requirements and approvals for the pack house project. In the event such government approvals for the resumption/completion of the pack house project are sought and denied, then the Lease Extension Agreement terms set forth in numerical paragraphs 2(a), (b), (c), (d), (e) and (g) herein shall be deemed null and void, but the terms of numerical paragraph 2(f) herein shall survive.

(c) LEASE EXTENSION OPTIONS. Provided that no default of this Lease Extension Agreement shall have occurred and then be continuing beyond the expiration of all applicable cure periods, Tenant shall have the option (the “Extension Option”) to extend the term of the Lease Extension Agreement for two (2) consecutive periods of five (5) years each (each five-year period, an “Extension Term”, and collectively, the “Extension Terms”).

The first Extension Term shall commence on the day after December 31, 2029 (the “Expiration Date”) and shall expire on December 31, 2034 (the “First Extension Term Expiration Date”).

The second Extension Term shall commence on January 1, 2035 and shall expire on December 31, 2039 (the “Second Extension Term Expiration Date”).

Each Extension Option shall be exercised by Tenant giving to Landlord notice thereof on or before the date which is nine (9) months prior to the Expiration Date, the First Extension Term Expiration Date, or the Second Extension Term Expiration Date, as the case may be. In the event Tenant fails to exercise any such Extension Option, this Lease shall expire upon the expiration of the current term on December 31, 2029, and Tenant shall not have any further option to extend the term.

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(d) CONSENT TO, AND PREMIUM FOR CANNABIS. The individual Vande Vrede family members and their affiliated business entities will not oppose, and Whitetown Realty will provide written consent to: (i) any application by Edible Garden, Terra Tech or any affiliated entity or assignee to grow, process or sell cannabis and/or industrial hemp at the Existing Lease space and the Additional Lease space; (ii) the actual growing, processing or selling of cannabis and/or industrial hemp at the Existing Lease space and the Additional Lease space by Edible Garden, Terra Tech or any affiliated entity or assignee so long as those entities have the legal right to do so pursuant to the applicable governmental laws and/or governmental approvals, and comply with all such laws and approvals. If Edible Garden, Terra Tech or any affiliated entity or assignee obtains the legal right to grow, process or sell cannabis at the Existing Lease space or Additional Lease space, Edible Garden, Terra Tech or any affiliated entity or assignee, as applicable, shall pay Whitetown Realty a 50% premium for growing, processing and/or selling cannabis on site. That 50% premium shall be calculated solely upon the actual acreage used to grow, process, package and/or sell cannabis. The parties hereby acknowledge, agree and recognize that the decision to make such application to grow, process or sell cannabis and/or industrial hemp at the Existing Lease space and the Additional Lease space is in the sole discretion of Edible Garden, Terra Tech or any affiliated entity or assignee and as such, neither Edible Garden, Terra Tech or any affiliated entity or assignee are under any obligation to do so.

(e) WATER SUPPLY. With regard to water supply, it is agreed that Edible Garden shall have the right to drill a new well on the leased premises. Currently, Edible Garden anticipates that the new well will be placed within the confines of the Additional Lease space. If, however, Edible Garden doesn’t hit water with an aquifer adequate to provide the amount of water necessary to service its agricultural and other operations at the Additional Lease space or the Existing Lease space, then, as part of this settlement, Whitetown Realty agrees to swap one-half an acre located in another portion of the Real Property containing a sufficient aquifer to support a well in exchange for one-half an acre (of the Additional Lease space) leased by Edible Garden. All costs of well testing and well drilling will be borne by Edible Garden. In addition, Edible Garden shall have the right, at a time determined by it, to tap into the town water line, at its sole expense, in a location to be mutually agreed upon by Edible Garden and Whitetown Realty (consent to a location requested by Edible Garden shall not be withheld by Whitetown Realty absent a showing of “good cause” For refusing to consent), and, if requested, Whitetown Realty shall provide written consent to the same.

(f) EXISTING CONSENT ORDER. Until such time as Edible Garden’s new well and its tapping into the town water line yields enough water to service all of Edible Garden’s agricultural and other operations at the Existing Lease space and Additional Lease space, the terms of numerical paragraph 1(a) of the May 18, 2018 Consent Order entered into between the parties shall remain in effect, and Edible Garden shall pay Naturally Beautiful Plant Products, LLC (“Naturally Beautiful”), on a pro rata basis based on Edible Garden’s usage, for the cost of providing water treatment in the existing water treatment facility operated by Naturally Beautiful. If necessary, the terms of numerical paragraph 1(a) of that Consent Order shall remain in effect through the duration of the Existing Lease and the Lease Extension Agreement (both of which run through December 31, 2029), as well as any exercised Lease Extension Option periods thereafter, and shall apply to both the Existing Lease Space and Additional Lease Space. In addition, the terms of numerical paragraph 1(b) of the May 18, 2018 Consent Order, which prohibit the “NB Parties”, via action or omission, from obstructing or interrupting the other separately metered utilities that are provided to Edible Garden at the subject premises, shall remain in effect throughout the duration of the Existing Lease and the Lease Extension Agreement (both of which run through December 31, 2029), as well as any exercised Lease Extension Option periods thereafter, and shall apply to both the Existing Lease space and the Additional Lease space.

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(g) ASSIGNMENT AND SUBLETTING. Section 17 of the Existing Lease between Edible Garden and Whitetown Realty is hereby replaced by this numerical subparagraph 2(g), which shall now read as follows: “Edible Garden shall be permitted to assign or sublet the Existing Lease space and/or the Additional Lease space, subject to Whitetown Realty’s prior agreement, which shall not be unreasonably withheld, so long as the new assignee/tenant has a net worth greater than $4 million. At that time of any such assignment/subletting, Terra Tech will be released by Whitetown Realty as a Guarantor under the Existing Lease and any amendments thereto or extensions thereof.”

(h) RETENTION POND. Edible Garden shall not drain any of the water from its day-to-day operations into the retention pond.

3. Whitetown Realty will not institute any litigation to terminate the Existing Lease with Edible Garden or seek the eviction or removal of Edible Garden from the Existing Lease space based upon anything that has occurred, and any Existing Lease payment allegedly owed, up to the date of execution of this Lease Extension Agreement by all parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease Extension Agreement, as follows:

WITNESS/ATTEST:	WHITETOWN REALTY, LLC

	By:	/s/ David Vande Vrede
Name: David Vande Vrede
Dated: 9/9/19		Title: President

EDIBLE GARDEN CORP

	By:	/s/ Michael C. James
Name: Michael C. James
Dated: 9/10/19		Title: Chief Financial Officer

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